UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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YOUNG BROADCASTING INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Copies of all communications to: Robert L. Winikoff, Esq. Sonnenschein Nath & Rosenthal LLP 1221 Avenue of the Americas New York, New York 10020 (212) 768-6700

YOUNG BROADCASTING INC.

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 2, 2006

To the Stockholders of Young Broadcasting Inc.:

The 2006 Annual Meeting of Stockholders of Young Broadcasting Inc. (the “Company”) will be held at the offices of KLFY-TV, 1808 Eraste Landry Road, Lafayette, Louisiana at 8:30 a.m., local time, on Tuesday, May 2, 2006, for the following purposes:

1.                To elect eight directors of the Company to serve for a term of one year.

2.                To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

3.                To consider and act upon a stockholder proposal to arrange for the prompt sale of the Company to the highest bidder, if such proposal is properly presented at the Annual Meeting.

4.                To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only holders of record of shares of the Company’s Class A Common Stock and Class B Common Stock at the close of business on March 30, 2006 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

JAMES A. MORGAN
Secretary

New York, New York
March 31, 2006

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy, which is solicited by the Company’s board of directors, and promptly return it in the pre-addressed envelope provided for that purpose. No postage is required if mailed within the United States. Any stockholder may revoke his or her proxy at any time before the meeting by giving written notice to such effect, by submitting a subsequently dated proxy, or by attending the meeting and voting in person.

YOUNG BROADCASTING INC.

PROXY STATEMENT FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 2, 2006

INTRODUCTION

This proxy statement and the accompanying proxy card are being furnished to the holders of Class A and Class B Common Stock of Young Broadcasting Inc. (the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies for use in voting at the 2006 Annual Meeting of Stockholders to be held at the offices of KLFY-TV, 1808 Eraste Landry Road, Lafayette, Louisiana at 8:30 a.m., local time, on Tuesday, May 2, 2006, and any adjournment or postponement thereof.

The principal executive offices of the Company are located at 599 Lexington Avenue, New York, New York 10022. This proxy statement and the form of proxy are being mailed to stockholders on or about March 31, 2006.

Any proxy given in response to this solicitation may be revoked at any time before it has been exercised. The giving of the proxy will not affect your right to vote in person if you attend the meeting. Your proxy may be revoked at any time prior to its exercise by giving written notice to our Secretary at Young Broadcasting Inc., 599 Lexington Avenue, New York, New York 10022, by delivering a later dated proxy, or by voting in person at the meeting. If you hold your shares in street name and want to vote in person at the meeting, you must obtain a proxy from your broker and bring it to the meeting. If you do not attend the Annual Meeting, or if you attend and do not vote in person, the shares represented by your proxy will be voted in accordance with your instructions on the matters set forth in items 1 through 3. If no voting instructions are given with respect to any one or more of the items, a duly executed proxy will be voted on the uninstructed item or items as follows:

•       FOR the Board’s nominees for election as directors.

•       FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

•       AGAINST the stockholder proposal to arrange for the prompt sale of the Company to the highest bidder.

A duly executed proxy also may be voted in the discretion of the proxy holders on any other matter submitted to a vote at the meeting.

Holders of record of shares of the Company’s Class A Common Stock and Class B Common Stock at the close of business on March 30, 2006 are entitled to vote at the meeting. As of such record date, there were 19,017,455 shares of Class A Common Stock and 1,941,414 shares of Class B Common Stock outstanding.

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the meeting. Holders of shares of Class A Common Stock and Class B Common Stock will vote as a single class on all matters submitted to a vote of the stockholders. Each share of Class A Common Stock will be entitled to one vote and each share of Class B Common Stock will be entitled to ten votes.

Directors will be elected by a plurality of the votes cast at the meeting. The approval of each other matter will require the affirmative vote of the holders of a majority of the votes cast thereon. On all matters to come before the meeting, abstentions and broker non-votes will be considered for purposes of determining whether a quorum is present at the meeting. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the meeting, and will have the same effect as a vote against each of the proposals. “Broker non-votes” are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted. A broker non-vote will have no effect on the outcome of any of the proposals.

As of March 30, 2006, Vincent Young, Deborah McDermott and James Morgan, each a director and executive officer of the Company, members of the family of Vincent Young and certain trust and partnership entities affiliated with and/or maintained for the benefit of such family members, collectively held approximately 46.7% of the total voting power of the Company’s common stock. See “Security Ownership of Certain Beneficial Owners and Management.” Accordingly, such individuals and entities collectively have the ability to exert significant influence over the election of the Company’s directors and over the outcome of the voting with respect to the other proposals to be submitted to the stockholders at the meeting. Such persons and entities have advised the Company that they will vote all of their shares FOR the Board’s nominees for election as directors, FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and AGAINST the stockholder proposal to arrange for the prompt sale of the Company to the highest bidder.

The cost of soliciting these proxies will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company in person or by telephone.

PROPOSAL ONE—ELECTION OF DIRECTORS

Eight directors will be elected at the 2006 annual meeting. Each director will serve until the next annual meeting of stockholders and until his or her successor has been elected and shall qualify. At the meeting, the persons named in the enclosed form of proxy will vote the shares covered thereby for the election of the nominees named below to the Board of Directors unless instructed to the contrary. Each nominee is currently a director of the Company.

Name of Nominee	Age	Director Since	Principal occupation and business experience during the past five years
Alfred J. Hickey, Jr.	69	1994

Member of the Compensation Committee of the Board of Directors. Mr. Hickey has been a private investor since October 1994. He was Vice-President—Institutional Sales of Legg Mason, a brokerage firm, from May 1990 to May 1991. Mr. Hickey was a private investor from May 1991 to June 1993, when he became the Vice President—International Sales of Southeast Research Partners, a brokerage firm, in which capacity he served until October 1994.

David C. Lee	40	1998

Chairman of the Compensation Committee and member of the Audit Committee of the Board of Directors. Mr. Lee has been a Managing Director of D.B. Zwirn & Co., a global alternative asset manager and merchant capital provider, since April 2005. Mr. Lee was the Senior Managing Director of LLJ Capital, LLC, a specialty finance and advisory firm specializing in media, communications and technology,  from January 2004 until April 2005, when LLJ Capital, LLC was acquired by D.B. Zwirn. From December 2002 until December 2003, Mr. Lee was a private investor and consultant to the communications and technology industries. Prior thereto, Mr. Lee was the Founding Managing Partner of Saturn Venture Partners LLC, a private investment firm focused on communications technology, from April 2001 to December 2002. Prior thereto, he was a managing director of Sandler Capital Management, a private investment and money management firm specializing in media, communications and technology, from January 1999 to April 2001. Prior thereto, he was a Managing Director of Lazard Freres & Co. LLC, an investment banking firm where he served in various capacities from March 1988 to October 1994 and from April 1996 to December 1998.

Leif Lomo	76	1994

Chairman of the Audit Committee of the Board of Directors. Mr. Lomo has been a private investor since June 1996. From 1987 to 1994, Mr. Lomo served as Chairman of A.B. Chance Industries, Inc., a manufacturer of electricity-related equipment. Prior to its acquisition by Hubbell Incorporated in April 1994, Mr. Lomo also acted as President and Chief Executive Officer of A.B. Chance. From January 1995 to June 1996, Mr. Lomo served as the President of Marley

Name of Nominee	Age	Director Since	Principal occupation and business experience during the past five years
			Pump, a division of United Dominion Company, which is principally engaged in the manufacture and marketing of submersible pumps for small water well applications and the distribution of gasoline
Richard C. Lowe	54	2001	Mr. Lowe has been a partner of the law firm of King & Ballow, which serves as the Company’s outside labor counsel, since 1982.
Deborah A. McDermott	51	2004

President of the Company since April 1, 2004. From May 1996 to March 2004, Ms. McDermott was Executive Vice President—Operations of the Company. From 1990 to April 1996, Ms. McDermott was General Manager of WKRN, the Company’s ABC network affiliate serving the Nashville, Tennessee market.

James A. Morgan	57	1998

Executive Vice President and Chief Financial Officer of the Company since March 1993, Secretary of the Company since November 1994 and Executive Vice President and Secretary of each of the Company’s corporate subsidiaries. From 1984 until joining the Company, he was a director and Senior Investment Officer at J.P. Morgan Capital Corporation involved in investing the firm’s own capital in various leveraged and early growth stage companies.

Reid Murray	47	2004

Member of the Audit and Compensation Committees of the Board of Directors. Since January 2006, Mr. Murray has been a Senior Vice President of Mizuho Corporate Bank, Ltd. with responsibility for communications industry coverage for the United States. From April 2002 to January 2006, Mr. Murray was a senior advisor with PNC Advisors, Inc., the money management group of PNC Bank. From 1988 until joining PNC Advisors, Mr. Murray was a Managing Director of CIBC World Markets Investment Banking, specializing in broadcasting, cable and publishing.

Vincent J. Young	58	1986

Chairman of the Company since its inception in 1986 and director and Chairman of each of the Company’s corporate subsidiaries. Mr. Young has served from 1980 and continues to serve as Chairman of Adam Young Inc., a national television representation firm, which merged with and into one of the Company’s subsidiaries in March 1998.

The Board of Directors recommends a vote FOR the election of the nominees to serve as directors.

Committees of the Board of Directors

The Board of Directors currently has an Audit Committee and a Compensation Committee.

The Audit Committee currently consists of Leif Lomo (Chair), David C. Lee and Reid Murray. The Board of Directors has determined that each member of the Audit Committee meets the Nasdaq Marketplace Rule definition of “independent” for audit committee purposes. The Board of Directors has also determined that each of the members of the Audit Committee meets the SEC definition of an “audit committee financial expert.” Information regarding the Audit Committee and its functions and responsibilities is included in this Proxy Statement under the caption “Report of the Audit Committee” below.

The Compensation Committee currently consists of David C. Lee (Chair), Alfred J. Hickey and Reid Murray. The Board of Directors has determined that each member of the Compensation Committee meets the Nasdaq Marketplace Rule definition of “independent” for compensation committee purposes. Each of the members of the Compensation Committee is an “outside director” under Section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee is responsible for approving the compensation for the Company’s chief executive officer and, in consultation with the Company’s chief executive officer, approving the compensation of other executive officers. See “Report of the Compensation Committee” below. The Compensation Committee also administers the Company’s 2004 Equity Incentive Plan.

Each committee has the power to engage independent legal, financial or other advisors, as it may deem necessary, without consulting or obtaining the approval of the Board of Directors or any officer of the Company.

Meetings of the Board of Directors and Committees

During 2005, there were eight meetings of the Board of Directors, six meetings of the Audit Committee and six meetings of the Compensation Committee. Except for two directors who were each absent for one meeting, each director attended all of the meetings of the Board of Directors. Each director attended all of the meetings of each Committee of which he was a member.

Independence of Majority of Board of Directors

The Board of Directors has determined that each of the non-employee directors of the Company (Messrs. Hickey, Lee, Lomo, Lowe and Murray), who collectively constitute a majority of the Board, meets the general independence criteria set forth in the Nasdaq Marketplace Rules.

Director Nomination Process

The Board of Directors does not have a nominating committee or a formal written charter addressing the nomination process. Rather, the Board has adopted a formal written resolution addressing the nomination process for the election of directors and such related matters as are required under the federal securities laws. The Company’s nomination process provides that the independent directors of the Board will consider candidates for director nominations to the Board, and that the nominees to stand for election to the Board are to be selected by a majority of the independent directors. Any member of the Board or executive officer, employee or stockholder of the Company may recommend a director candidate.

When considering a potential candidate, the independent directors will take into consideration such factors as they deem appropriate, including the following:

•       the appropriate size of the Board;

•       the needs of the Company with respect to the particular talents and experience of its directors;

•       the business, financial and industry knowledge, skills and experience of nominees;

•       minimum individual qualifications, including strength of character, mature judgment, familiarity with the business and industry of the Company, independence of thought and an ability to work collegially;

•       experience with accounting rules and practices;

•       principles of diversity;

•       appreciation of the relationship of the Company’s business to the changing needs of society; and

•       the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The nominees standing for election to the Company’s Board of Directors at the 2006 annual meeting were selected by the unanimous vote of the independent members of the Board.

Stockholders may propose director nominees for consideration by the independent directors. Stockholders can propose qualified candidates for director nominees by submitting, in writing, the names, appropriate biographical information and qualifications of such nominees to: James Morgan, Executive Vice President and CFO, Young Broadcasting Inc., 599 Lexington Avenue, New York, New York 10022. Properly completed submissions that are received will be forwarded to the independent directors for further review and consideration. In considering any nominee proposed by a stockholder, the independent directors will reach a conclusion based on the factors described above. The independent directors do not intend to evaluate candidates proposed by stockholders any differently than other candidates. After full consideration, the stockholder proponent will be notified of the decision of the independent directors. The Company has not received any proposals for director nominees from its stockholders.

The Company does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

Executive Sessions of Independent Directors

The independent members of the Board of Directors meet in executive session, without any employee directors or other members of management in attendance, each time the full Board convenes for a regularly scheduled meeting, which is at least five times each year. If the Board convenes a special meeting, the independent directors may meet in executive session if the circumstances warrant.

Code of Ethics

The Audit Committee has adopted a Code of Ethics applicable to the Company’s principal executive officer, principal financial officer and principal accounting officer. The Company has made the Code of Ethics available on its website at www.youngbroadcasting.com under the heading “Corporate Governance.”

Stockholder Communication with Board Members

The Company maintains Board member contact information for stockholders, both telephone and email, on its website (www.youngbroadcasting.com) under the heading “Contact Us.” By following the Contact Us link, a stockholder will be given access to the Company’s telephone number and mailing address as well as a link for providing email correspondence to Investor Relations. Communications sent to Investor Relations and specifically marked as a communication for the Board will be forwarded to the Board or specific members of the Board as directed in the stockholder communication. In addition, communications received via telephone for the Board are forwarded to the Board by an officer of the Company.

Board Member Attendance at Annual Meetings

The Board of Directors does not have a formal policy regarding attendance of directors at the Company’s annual stockholder meetings. All of the Company’s current directors attended the Company’s 2005 annual meeting of stockholders.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter which has been approved by the Board of Directors. The functions of the Audit Committee are focused on three areas:

•       the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements.

•       the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm (the “independent auditors”).

•       the Company’s compliance with legal and regulatory requirements.

During 2005, the Audit Committee approved the engagement of an outside professional firm to perform certain delineated internal audit functions and to assist in the evaluation and improvement of the Company’s internal financial controls. Under the terms of their engagement, such professional firm (the “internal auditors”) reports directly to the Audit Committee. The internal auditors operate under a written charter that was developed in consultation with management and the Audit Committee. This charter was approved by the Audit Committee and defines, among other things, the scope of the work to be performed by the internal auditors.

The Audit Committee met periodically during 2005 with the Company’s independent auditors, internal auditors and management to assure that all were carrying out their respective responsibilities. Both the independent auditors and the internal auditors have full access to the Audit Committee. The Audit Committee regularly (including during the course of each meeting of the Audit Committee) meets privately with the independent auditors, without any member of management in attendance. In addition, the Audit Committee periodically meets privately with the internal auditors, without the independent auditor or any member of management in attendance. The Audit Committee also reviews the performance of the independent auditors and their independence from management.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young LLP, the Company’s independent auditors for 2005, is responsible for expressing opinions on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, Ernst & Young expresses its own opinion on the effectiveness of the Company’s internal control over financial reporting.   In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2005, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. As a general matter, Ernst & Young also discusses with the Audit Committee any issues that they believe should be raised with the Audit Committee.

Management has represented to the Audit Committee that the financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has received from and discussed with Ernst & Young the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. The Audit Committee also discussed with Ernst & Young any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

March 27, 2006

Audit Committee of the Board of Directors
Leif Lomo, Chairman David C. Lee Reid Murray

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 27, 2006 regarding the beneficial ownership of the Company’s Class A and Class B Common Stock by (i) each executive officer of the Company named in the Summary Compensation Table, (ii) each director of the Company, (iii) each stockholder known by the Company to beneficially own 5% or more of such Class A and/or Class B Common Stock and (iv) all directors and executive officers, as a group. Except as otherwise indicated, the address of each beneficial holder of the Company’s Common Stock listed below is the same as the Company.

							Percent of
							Vote as a
	Class A Common Stock			Class B Common Stock			Single
Beneficial Owner	Number(1)		Percent(2)	Number(1)		Percent(2)	Class(2)
Vincent J. Young	64,784	(3)(4)	*	1,165,543	(5)	58.8	30.5
James A. Morgan	500	(4)(6)	*	68,336	(7)	3.5	1.7
Deborah A. McDermott	800	(4)	*	29,221	(8)	1.5	0.8
Alfred J. Hickey, Jr. (9)	23,325		*	—		—	*
Leif Lomo (10)	28,150		*	—		—	*
David C. Lee (11)	7,196		*	—		—	*
Richard C. Lowe (12)	16,750		*	—		—	*
Reid Murray	—		—	—		—	—
Adam Young 2003 Trust c/o Prager & Fenton 675 Third Avenue New York, NY 10017	—		—	419,615		21.6	10.9
Spray-V Limited Partnership c/o Prager & Fenton 675 Third Avenue New York, NY 10017	—		—	385,000		19.8	10.0
Margaret Young c/o Prager & Fenton 675 Third Avenue New York, NY 10017	—		—	141,438		7.3	3.7
Mario J. Gabelli and various related entities (13) c/o Gabelli Asset Management Inc. One Corporate Center Rye, NY 10580	4,090,566		21.5	—		—	10.6
NewSouth Capital Management, Inc. (14) 1000 Ridgeway Loop Road Memphis, TN 38120	1,578,422		8.3	—		—	4.1
Westport Asset Management, Inc. (15) 253 Riverside Avenue Westport, CT 06880	1,103,100		5.8	—		—	2.9
Eric Semler (16) 888 Seventh Avenue, Suite 1504 New York, New York 10019	1,016,046		5.3	—		—	2.6
All directors and executive officers as a group (8 persons)	141,505	(17)	*	1,263,100	(18)	62.8	32.9

*                     Less than 1%.

(1)             Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. The number of shares beneficially owned by each person as of March 27, 2006 includes shares of Common Stock that such person had the right to acquire on or within 60 days after March 27, 2006, including, but not limited to, upon the settlement of deferred stock units and upon the exercise of options.

(2)             Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to ten votes per share, except for votes relating to certain significant transactions. Holders of both classes of Common Stock will vote together as a single class on all matters presented for a vote, except as otherwise specified in the Company’s Restated Certificate of Incorporation and as required by law. Percentage of beneficial ownership of Class A Common Stock is based on 19,028,829 shares of Class A Common Stock outstanding and percentage of beneficial ownership of Class B Common Stock is based on 1,941,414 shares of Class B Common Stock outstanding.

(3)             Includes 2,812 shares held by his wife and 14,000 shares held for the benefit of his minor children.

(4)             Does not include shares held through the 401(k) Plan. The 401(k) Plan offers matching contributions on a quarterly basis in the form of Class A Common Stock.

(5)             Includes 385,000 shares held by Spray-V Limited Partnership, as to which Mr. Young may be deemed to share beneficial ownership with the other directors of Spray-V Limited Partnership. Also includes 53,200 shares held pursuant to an agreement dated as of July 1, 1991 which established a voting trust for the benefit of family members of management, for which Vincent Young and Richard Young act as trustees. During the term of the voting trust, which expires July 1, 2011, the trustees have the sole right to vote the shares subject to the trust. If the trustees cannot agree as to how the shares shall be voted, each trustee will vote 50% of the shares. Also includes 41,666 shares issuable upon settlement of vested deferred stock units awarded pursuant to the 2004 Equity Incentive Plan (the “2004 Plan”); Mr. Young is entitled to receive such shares following termination of his employment with the Company.

(6)             Includes 300 shares held by a family trust.

(7)             Includes 5,418 shares held for the benefit of his minor children. Also includes 14,666 shares issuable upon settlement of vested deferred stock units awarded pursuant to the 2004 Plan; Mr. Morgan is entitled to receive such shares following termination of his employment with the Company.

(8)             Includes 14,666 shares issuable upon settlement of vested deferred stock units awarded pursuant to the 2004 Plan; Ms. McDermott is entitled to receive such shares following termination of her employment with the Company.

(9)             Represents 23,325 shares issuable upon the exercise of stock options, 22,325 of which were granted under the 2004 Plan.

(10)       Includes 28,150 shares issuable upon the exercise of stock options, 27,150 of which were granted under the 2004 Plan.

(11)       Represents 7,196 shares issuable upon exercise of options granted under the 2004 Plan.

(12)       Represents 16,750 shares issuable upon exercise of options granted under the 2004 Plan.

(13)       Represents shares beneficially owned by Gabelli Funds, LLC, GAMCO Asset Management Inc., MJG Associates, Inc., Gabelli Securities, Inc. and Gabelli Advisers, Inc., and as reported in a Schedule 13D filed with the SEC in March 2006.

(14)       Represents shares beneficially owned by NewSouth Capital Management, Inc. on behalf of its clients, as reported in a Schedule 13G/A filed in February 2006.

(15)       Represents shares beneficially owned by Westport Asset Management, Inc., on behalf of its clients, as reported in a Schedule 13G/A filed in February 2006.

(16)       Represents shares beneficially owned by Eric Semler, as reported in a Schedule 13G/A filed in January  2006.

(17)       Includes 75,421 shares of common stock issuable upon the exercise of stock options, 73,421 of which were granted under the 2004 Plan.

(18)       Includes 70,998 shares of common stock issuable upon settlement of deferred stock units awarded pursuant to the 2004 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2005 about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans.

Plan Category	Number of Shares of Common Stock To Be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Common Stock Reflected in First Numerical Column)
Equity compensation plans approved by security holders:
2004 Equity Incentive Plan	1,379,808	(1)	$10.77	(2)	2,361,319
2003 Non-Employee Directors Deferred Stock Unit Plan	63,620	(3)	$4.48	(4)	36,380
2001 Employee Stock Purchase Plan	(5)		(5)		(5)
Equity compensation plans not approved by security holders:
Stock Option Agreement(6)	90,000		$22.06		0
Stock Option Agreements(7)	3,000		$22.80		0
Total:	1,536,428		$9.58		2,397,699

(1)          Represents (i) options to purchase 512,017 shares of Class A common stock, (ii) 863,791 shares of Class B common stock issuable upon settlement of deferred stock units, and (iii) options to purchase 4,000 shares of Class B common stock.

(2)          Represents the weighted average of (i) the exercise price of outstanding stock options and (ii) the market value of deferred stock unit awards on the date of grant (based on the closing selling price per share of the Company’s Class A common stock on the Nasdaq National Market on the date of grant).

(3)          Represents shares of Class A common stock issuable upon settlement of deferred stock units.

(4)          Represents the weighted average of the market value of deferred stock unit awards on the date of grant (based on the closing selling price per share of the Company’s Class A common stock on the Nasdaq National Market on the date of grant).

(5)          Under the terms of the 2001 Employee Stock Purchase Plan (the “ESPP”), employees who participate in the ESPP were eligible to purchase shares of Class A common stock. The ESPP was terminated effective as of December 31, 2005. As of December 31, 2005, 77,433 shares had been purchased under the ESPP, at an average cost of $8.34 per share. In January 2006, 11,722 shares were purchased under the ESPP, at an average cost of $2.47 per share. No future purchases will be made under the ESPP.

(6)          On June 23, 2000, the Company entered into a stock option agreement with a manager at one of the Company’s subsidiaries. Pursuant to this agreement, which was not approved by security holders, options to purchase 140,000 shares of Class B common stock were granted to the manager. 40,000 of the options are immediately exercisable, 50,000 of the options became exercisable on December 31, 2004 and 50,000 of the options have been forfeited. The exercise price per share of all of the options is $22.06. All of the options expire on June 23, 2010.

(7)          In 1994, the Company entered into stock option agreements with three of its independent directors. Pursuant to these agreements, which were not approved by security holders, each such director was granted options to purchase 1,000 shares of Class A common stock. All of these options are immediately exercisable. The exercise price per share of all of these options is $22.80. All of these options expire on June 30, 2009.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The Company’s Compensation Committee (the “Committee”), which is composed of three directors (David C. Lee, Alfred J. Hickey, Jr. and Reid Murray), is responsible for reviewing and approving the compensation of executive officers of the Company. Each of the Committee members, in the opinion of the Board of Directors, meets the independence requirements of the Nasdaq Marketplace Rules, is a “non employee director” pursuant to SEC Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code or 1986, as amended (the “Code”).

Executive Compensation Philosophy

General Compensation Practices.   The Company’s compensation policy is designed to attract, motivate and retain highly skilled and effective executives who can achieve long-term success in an increasingly competitive business environment and whose services the Company needs to maximize its return to stockholders. The philosophy behind this policy is premised on the belief that an executive’s compensation should reflect his individual performance and the overall performance of the Company, with an appropriate balance maintained among the weightings of these potentially disparate performance measures. The compensation policy requires flexibility in order to ensure that the Company can continue to attract and retain executives with unique and special skills critical to the Company’s success. Flexibility is also necessary to permit adjustments in compensation in light of changes in business and economic conditions. The Committee reviews the compensation of each executive officer on an annual basis.

The specific program utilized by the Committee in 2005 to determine executive compensation was largely based on the recommendations made by executive compensation consultants retained by the Committee in 2003. The consultants reviewed and assessed the Company’s overall executive pay program to determine whether it was market competitive, internally equitable and provided the appropriate balance between fixed and performance-variable pay to ensure that the program appropriately reflects the risks and challenges facing the Company’s executive team. The consultants reviewed with the Committee survey data regarding compensation practices and payments by comparable organizations and the relationships between measures of company size and performance and corresponding executive pay levels. The comparison group selected by the consultants was comprised of broadcasting industry peer companies. Such comparative companies are not necessarily the same companies included in the indices used in the performance graph that follows, as the Company’s competitors for executive talent are not limited to such companies. Based on the consultants’ recommendations, the Committee determined to set executive compensation levels at or above competitive median market levels to provide compensation opportunities comparable to those paid by broadcast media companies that compete for executives with comparable talents. Specifically, based on the recommendations of the consultants, compensation opportunities were generally targeted at the 75th percentile of competitive market levels, as warranted by annual performance.

The consultants recommended that the Committee manage executive compensation within the framework of a total annual compensation structure to allow for flexibility in the mix of pay elements and competitive levels while fixing target pay at desired levels. Target total compensation levels, including salary, and target annual and long-term incentive opportunities, were developed for each executive position using a pay mix recommended by the consultants. To create a more balanced overall pay structure, a pay mix was developed for each executive, with the executive’s year-end cash bonus tied to a fixed percentage of base salary. The consultants recommended target compensation levels based on the Company’s compensation philosophy and competitive pay positioning versus the broadcast media peer group.

The Committee’s annual performance evaluation of each executive officer (other than the Chairman and Chief Executive Officer) is subjective and relies heavily on the performance evaluation presented to the Committee by the Company’s Chairman. The Committee will not typically use an exact formula for determining the relative importance of each of the factors it considers, nor will the Committee use a precise measure of how each of the individual factors relates to the Committee’s recommendation with respect to each executive officer’s ultimate annual compensation.

Policy on Tax Deductibility of Compensation   Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1 million for the taxable year. Certain types of compensation in excess of $1 million are deductible only if (i) performance goals are specified in detail by a compensation committee comprised solely of two or more outside directors, (ii) the material terms of the compensation, including the performance goals, are disclosed to the stockholders and approved by a majority vote of the stockholders prior to payment of such compensation and (iii) the compensation committee certifies that the performance goals and any other material terms under which the compensation is to be paid were in fact satisfied. During 2005, the Committee considered the compensation arrangements of the Company’s executive officers in light of the requirements of Section 162(m).

While the Committee will continue to give due consideration to the deductibility of compensation payments on future compensation arrangements with the Company’s executive officers, the Committee will make its compensation decisions based upon an overall determination of what it believes to be in the best interests of the Company and its stockholders, and deductibility will be only one among a number of factors used by the Committee in making its compensation decisions. Accordingly, the Company has in the past and may in the future enter into compensation arrangements under which payments are not deductible under Section 162(m).

Annual Compensation

Compensation is largely comprised of three basic components: (1) base salary, (2) annual bonus and (3) long-term incentive compensation. The Committee evaluates each component separately for each executive (based on the individual’s position, responsibilities and level of performance) to determine whether the executive’s compensation is competitive and reasonable.

Base Salary.   For 2005, consistent with the practice of prior years and in accordance with the terms of their employment agreements, the base salary levels for Vincent Young and the other executive officers were 5% higher than the base salaries paid to such individuals in 2004.

Annual Bonus.   At the consultant’s recommendation the Committee in 2003 established the Annual Incentive Plan for executive officers. The Annual Incentive Plan provides for the potential for significant incentive bonuses based on the Company’s cash flow levels. The television broadcasting industry generally recognizes operating cash flow or “OCF” (operating income before income taxes and interest expenses, plus depreciation and amortization and non-cash compensation, less payments for program license liabilities) as a means of valuing companies. Accordingly, the Committee believes it to be in the best interests of stockholders that the Company’s bonus plan incentivize the executive officers to achieve the highest possible OCF. The Annual Incentive Plan used by the Committee with respect to bonuses for 2005 was approved by the Company’s stockholders at the Company’s 2004 Annual Meeting. At the Company’s 2004 Annual Meeting, the Company’s stockholders approved the 2004 Equity Incentive Plan, which contains the terms of the Annual Incentive Plan. In accordance with this Annual Incentive Plan, a bonus pool equal to 9.5% of the Company’s OCF was established for 2005. The allocation of the bonus pool among the executive officers was determined at the discretion of the Committee based on each officer’s individual target bonus for the year, and the allocation of the bonus pool among other eligible employees was determined by the Chief Executive Officer. The target bonus for each executive officer is based on a percentage of such executive’s base salary, as determined by the Committee.

Under the Annual Incentive Plan, the Committee has the discretion to pay each executive officer all or part of his target bonus from the bonus pool, based upon the Committee’s evaluation of the degree of achievement of certain short-term and longer-term financial and non-financial business objectives and criteria. For 2005, in order to provide a meaningful incentive to the executives, the Committee established the following objectives: (i) attainment of specified short-term net revenue and operating cash flow objectives for each of the Company’s stations, (ii) maintain or increase market share of the Company’s stations individually and as a group, (iii) maintain or increase ratings of primary news programming and (iv) maintain the Company’s stations’ share of market revenues. In addition, the Committee determined that certain long-term quantitative and subjective measures be evaluated, including the performance of the Company’s publicly-traded common stock and bonds compared to industry averages, the Company’s ratings and market position within each market in which it owns a television station, and success at attracting and retaining key staff members. These objectives and criteria for reviewing potential executive officer bonus awards for 2005 were established by the Committee prior to March 31, 2005.

In evaluating management’s performance in 2005, the Committee discussed and evaluated the extent to which management and the Company had achieved the objectives and performance criteria established at the beginning of 2005, and the aggressive response of management to the difficult market forces faced by the Company and the television industry generally during 2005. The Committee considered that the actual levels of net revenue and OCF achieved for 2005 were approximately 87% and 45%, respectively, of the amounts targeted. The Committee noted that 2005 was a very difficult year for the Company, and that many of the factors that contributed to the revenue and OCF shortfalls were beyond management’s control. The Committee noted that general weakness in many of the markets served by the Company’s stations resulted in revenue target shortfalls at all but two of the stations. In analyzing the causes of the shortfall in the OCF targeted amount, the Committee noted that operating expenses for 2005 were slightly below the budgeted amounts, reflecting the cost containment measures instituted by management at the beginning of 2005. Accordingly, the entire shortfall in the OCF targeted amount was attributable to the decline in net revenues.

The Committee considered the considerable success of the “Third Leg” program created by management in 2004. The Committee noted that, under this program, management continued to aggressively seek out new business opportunities with both new and existing clients. During 2005, the Third Leg program was very successful and added significant revenue in local markets that otherwise afforded few opportunities for growth. Largely as a result of the Third Leg programs, local revenue at the Company’s network-affiliated stations increased 10.3% over 2004’s local revenue totals. The Committee also noted that, in the eight affiliate markets where the Company’s stations share market revenue information, seven of the stations outperformed their total market’s local revenue growth-rate for the full year 2005, while the eighth station matched its market’s growth-rate in local sales revenue. The Committee also considered that the market ratings, ratings of primary news products and overall market revenue share improved during 2005 at a majority of the Company’s stations.

Finally, in evaluating management performance and determining the amount of bonus payments, the Committee also considered that the Annual Incentive Plan (i) serves as a device to encourage the continued retention of the executives, whose services to the Company are an important asset of the Company, (ii) rewards the executives for exemplary performance during a period of challenging business and economic conditions and (iii) accordingly incentivizes the executives to continue to perform at a high level. The Committee determined that, based on the performance of management and the Company in 2005, it was appropriate and reasonable, and in the best interests of the Company and its stockholders, that Vincent Young, Deborah McDermott and James Morgan should each receive a bonus payment for 2005 in an amount equal to 56% of the previously established bonus target level for each such executive. Accordingly, the Committee approved the payment of cash bonuses to such executive officers in respect of 2005 as indicated in the Summary Compensation Table.

Long-Term Incentive Compensation.   In June 2005 the Committee awarded deferred stock units to the named executive officers in the Summary Compensation Table. These awards were made under the Company’s 2004 Equity Incentive Plan and were subject to the consummation of a transaction that resulted in there being available for grant under the 2004 Plan a number of additional shares of common stock equal to the aggregate number of deferred units conditionally awarded. The amounts of these awards were determined in consultation with the compensation consultants previously retained by the Committee. These conditional awards of deferred stock units became effective on November 29, 2005 as a result of the consummation of the transactions contemplated by the exchange agreements described below.

On November 29, 2005, the Company entered into an exchange agreement with each of the named executive officers in the Summary Compensation Table. Pursuant to these exchange agreements, such individuals exchanged all of their respective outstanding and unexercised options for deferred stock units granted under the 2004 Plan. For more details concerning these exchange agreements, see “Option Exchange Transactions.”

Information concerning the deferred stock units received by the named executive officers in 2005 is set forth in the Summary Compensation Table and the footnotes thereto. No other long-term incentive compensation was granted to the named executive officers in 2005.

Compensation of Chief Executive Officer

As one of the Company’s largest stockholders, Vincent Young’s financial well-being continues to be directly tied to the overall performance of the Company as reflected in the price per share of common stock. For his services as the Company’s chief executive officer, the Committee will continue to evaluate the performance of Mr. Young in accordance with the compensation policies outlined herein in setting his compensation.

March 27, 2006
Compensation Committee of the Board of Directors
David C. Lee, Chairman Alfred J. Hickey, Jr. Reid Murray

Performance Graph

The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s Class A Common Stock with the cumulative total return of the Nasdaq Stock Market Index and the cumulative total return of the Nasdaq Telecommunications Stock Market Index (an index containing performance data of radio, telephone, telegraph, television and cable television companies) from December 31, 2000 through December 31, 2005. The performance graph assumes that an investment of $100 was made in the Class A Common Stock and in each Index on December 31, 2000, and that all dividends, if any, were reinvested.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Young Broadcasting Inc.	$100	$53.61	$39.34	$59.86	$31.54	$7.77
Nasdaq Stock Market Index	100	78.95	54.06	81.09	88.06	89.27
Nasdaq Telecommunications Stock Market Index	100	51.06	23.47	39.61	42.78	39.69

The Company believes that the foregoing information has only limited relevance to an understanding of the Company’s compensation policies during the indicated periods and does not reflect all matters appropriately considered in developing its compensation strategy. In addition, the stock price performance shown on the graph is not necessarily indicative of future price performance.

Summary Compensation Table

The following table summarizes the compensation paid in 2005, 2004 and 2003 to the Company’s Chief Executive Officer and the Company’s other two executive officers.

Summary Compensation Table

		Annual Compensation (1)
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards(2)		All Other Compensation(3)
Vincent J. Young	2005	$1,271,481	$678,301	$496,503	(4)	$6,300
Chairman (CEO)	2004	1,210,935	1,040,250	1,036,875		6,150
	2003	1,153,271	927,834	—		6,000
Deborah A. McDermott	2005	$668,529	$261,551	$174,069	(4)	$6,300
President	2004	636,694	392,000	364,980		6,150
	2003	551,250	325,246	—		6,000
James A. Morgan	2005	$607,754	$237,774	$158,193	(4)	$6,300
Executive Vice President	2004	578,813	364,650	364,980		6,150
	2003	551,250	325,246	—		6,000

(1)          For each of the referenced years, none of the named executive officers received Other Annual Compensation required to be reported since the total amount of perquisites or personal benefits paid to such persons during each of such referenced years was less than $50,000.

(2)          This column shows the market value of deferred stock unit awards on the date of grant, but does not include the market value of deferred stock units received by Mr. Young, Ms. McDermott and Mr. Morgan on November 29, 2005 in connection with the exchange agreements discussed below under “Option Exchange Transactions.”  Inclusive of the deferred stock units received in connection with such exchange agreements, the aggregate holdings and market value of deferred stock units held on December 30, 2005 (based on the closing selling price per share of the Company’s Class A common stock on the Nasdaq National Market on such date ($2.60)) by the named executive officers are as follows: Mr. Young—546,683 deferred stock units ($1,421,376); Ms. McDermott—146,042 deferred stock units ($379,709); Mr. Morgan—171,066 deferred stock units ($444,772). Each deferred stock unit represents the right to receive one share of the Company’s common stock following termination of the executive’s employment with the Company, to the extent the units  have vested as of such date. The deferred stock units vest in equal installments on the first, second and third anniversaries of the date of award. Vesting is accelerated in the event of death or disability prior to termination of employment. The deferred stock units are subject to forfeiture if the grantee violates any of the restrictive covenants (confidentiality, non-disparagement) during employment or within one year thereafter. The deferred stock units also entitle the executive to receive dividend equivalents whenever dividends or distributions are made with respect to shares of the Company’s common stock. Dividend equivalents will be credited to the executive in the form of additional deferred stock units which shall be subject to the same vesting and delivery schedule as the deferred stock units for which they were credited.

(3)          All Other Compensation during 2005 for Mr. Young, Ms. McDermott and Mr. Morgan represents employer contributions to the Company’s 401(k) Plan on behalf of such individuals (such contributions were made in the form of shares of the Company’s Class A common stock valued at fair market value on the date of contribution).

(4)          Reflects the market value of deferred stock unit awards granted on November 29, 2005 as long-term incentive compensation in respect of 2005 (calculated by multiplying the number of deferred stock units awarded (262,700 for Mr. Young, 92,100 for Ms. McDermott and 83,700 for Mr. Morgan) by $1.89, which was the closing selling price per share of the Company’s Class A common stock on the Nasdaq National Market on the date of grant). Amounts do not include the market value of deferred stock units received by Mr. Young, Ms. McDermott and Mr. Morgan on November 29, 2005 in exchange for stock options that had been awarded to such individuals prior to 2003 as long-term incentive compensation. See “Option Exchange Transactions” below. The number and market value of the deferred stock units received by the named executive officers on November 29, 2005 in exchange for such stock options (based on the closing selling price per share of the Company’s Class A common stock on the Nasdaq National Market on such date ($1.89)) are as follows: Mr. Young—221,483 deferred stock units ($418,603); Ms. McDermott—31,942 deferred stock units ($60,371); Mr. Morgan—65,366 deferred stock units ($123,542).

Option Grants in Last Fiscal Year

There were no grants of stock options made during 2005 to the named executive officers in the Summary Compensation Table.

Fiscal Year-End Option Values

On November 29, 2005, all of the outstanding and unexercised options then held by the named executive officers in the Summary Compensation Table were cancelled and, in exchange for such cancelled options, such individuals received an aggregate of 318,791 deferred stock units. See “Option Exchange Transactions” below. No options held by the named executive officers in the Summary Compensation Table were exercised during 2005.

Directors’ Compensation

In October 2003, the Board of Directors, upon the recommendation of the Compensation Committee, approved the modification of the compensation provided to non-employee directors of the Company (as modified, the “Director Compensation Program”). Under the Director Compensation Program, those directors who are not also employees of the Company receive an annual retainer as fixed by the Board. For service during the twelve months beginning October 1, 2005, each of the five non-employee directors of the Company (Messrs. Hickey, Lee, Lomo, Lowe and Murray) received an annual retainer of $60,000, with half of such retainer being payable in cash and the other half being payable in deferred stock units. Accordingly, on October 1, 2005, each of the five non-employee directors was paid $30,000 in cash and was granted an award of 8,264.46 deferred stock units. Such number of deferred stock units was determined by dividing $30,000 by $3.63 (the closing selling price per share of the Company’s Class A common stock on the Nasdaq National Market on such day). The deferred stock units represent the right to receive a like number of shares of the Company’s common stock on the 180th day following the date the director ceases to serve as a board member (or, if such 180th day is not a business day, the first business day immediately succeeding such 180th day), to the extent the units have vested as of such date. The deferred stock units vest in equal installments on the first, second and third anniversaries of the date of award. If a director voluntarily leaves the Board or is removed for cause, any unvested deferred stock units will be forfeited. If a director ceases to be a Board member for any other reason, any unvested units will automatically vest in full.

Under the Director Compensation Program, the Chairman of the Audit Committee and the Chairman of the Compensation Committee is each entitled to receive an additional annual retainer of $10,000 and $5,000, respectively, paid one half in cash and one half in deferred stock units. Accordingly, on October 1, 2005, Mr. Lomo (as Chairman of the Audit Committee as of October 1, 2005) and Mr. Lee (as

Chairman of the Compensation Committee as of October 1, 2005) were paid $5,000 and $2,500 in cash, respectively, and were granted awards of 1,377.41 and 688.71 deferred stock units, respectively.

Under the Director Compensation Program, an “extraordinary meeting fee” of $1,500 will be paid (in cash) to each non-employee director for each meeting in excess of eight Board meetings or eight committee meetings per year. This fee would also be paid for each in-person meeting in excess of the four regularly scheduled in-person meetings (although the fee would not also be paid for committee meetings held on the same day as such in-person meeting).

Non-employee directors receive reimbursement of out-of-pocket expenses incurred for each Board or committee meeting attended (including, without limitation, for travel, lodging and meals).

Employment Agreements

The Company has employment agreements with Vincent Young (Chairman and Chief Executive Officer), Deborah McDermott (President) and James Morgan (Executive Vice President and Chief Financial Officer). Each agreement is for a term ending on March 31, 2007, with automatic three-year renewal terms commencing upon the expiration of such term. The agreements each provide for an annual salary for each employee, with automatic annual increases of 5% (subject to additional increases at the discretion of the Board) and for participation in the bonus and incentive plans of the Company, for a Company-provided leased automobile for personal use, and for other employee benefits as are generally available to other senior management employees of the Company. In the event the employee and his or her covered dependents lose coverage under the Company's group health plan, the Company will pay the premiums for continuation coverage (commonly called "COBRA coverage") for as long as the employee and his or her dependents are entitled to receive COBRA coverage.

Each agreement provides that either the Company or the employee may terminate the agreement on notice given at least 90 days before the expiration of the term or any renewal term, and upon such termination the Company shall pay the employee all amounts due for the current term plus a payment of one month of the employee's base salary for each year of service with the Company.   For this purpose, Mr. Young is deemed to have commenced service on July 1, 1986, Ms. McDermott on April 1, 1986, and Mr. Morgan on March 1, 1992.  Upon a change of control of the Company, as defined in the agreement:

(i)            if the Company ceases to use the employee's services during the term of the agreement in effect on the date of the change of control, the employee will continue to be paid for the remainder of the then current term of the employment agreement plus a bonus equal to the greater of the amount the employee would have earned under the Company's bonus plan for the year in which the change of control occurs or the amount earned under the Company's bonus plan during the year preceding the change of control; or

(ii)        in the event the employee continues to perform services, the Company shall pay the employee’s base salary plus an annual bonus equal to the greater of the bonus the employee would have earned under the Company's bonus plan for the year or the bonus earned under any new incentive plan adopted by the Company; or

(iii)    if the Company exercises its right to terminate the agreement at the end of the then current term, the employee shall receive severance benefits after the end of the term equal to one month of the employee's then current annual base salary for each year of service, and in addition the Company will continue to provide a leased automobile for employee's use during the  period the employee receives severance benefits; or

(iv)      if as a result of the change of control the Company requires the executive to change his or her principal place of business to another location greater than twenty miles from the location of the office in which the employee works when the change of control occurs, the employee may terminate employment on 30 days prior written notice, rather than relocating, and the Company will pay the employee compensation equal to the amount that would otherwise be due under (i), (ii), or (iii) above.

Upon a change of control, the employee shall become immediately entitled to exercise any outstanding options and other rights under the Company's stock option plans.  In the event payments under the change of control provisions of the agreement constitute "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, the Company will provide a tax gross-up sufficient to satisfy the employee's obligation to the applicable excise taxes on the excess parachute payments. Each agreement subjects the employee to a one-year post-employment non-competition and non-solicitation covenant in favor of the Company in any broadcast market in which the Company owns any broadcast properties as of the termination of the agreement, or as of the day prior to the consummation of a change of control, whichever is applicable.

401(k) Plan

The Company maintains a retirement plan (the “401(k) Plan”) established in conformity with Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), covering all of the eligible employees of the Company. Pursuant to the 401(k) Plan, employees may elect to defer up to 75% of their current pre-tax compensation and have the amount of such deferral contributed to the 401(k) Plan. The maximum elective deferral contribution was $14,000 in 2005, subject to adjustment for cost-of-living in subsequent years. Certain highly compensated employees may be subject to a lesser limit on their maximum elective deferral contribution. The 401(k) Plan permits, but does not require, matching contributions and non-matching (profit sharing) contributions to be made by the Company up to a maximum dollar amount or maximum percentage of participant contributions, as determined annually by the Company. The 401(k) Plan offers a match to employee contributions equal to .5% for each 1% of compensation an employee contributes, up to a maximum 3% Company contribution. Such contributions will be made in the form of Class A Common Stock to be contributed by the Company to the 401(k) after each calendar quarter with respect to such quarter based upon the closing price as of the last day of such quarter. Effective January 1, 2006, the Company’s matching contribution increased from a maximum total of 3% of eligible employee compensation to a maximum total of 4% of eligible employee compensation. Specifically, the Company’s match increased from one-half of every dollar a participant contributes for deferrals up to the first 6% of the participant’s pay to a dollar for dollar match for deferrals up to the first 3% of pay, plus one-half of the next 2% deferred (to a total maximum of 5% deferred.)  Furthermore, the vesting period has been eliminated for all Company matches. The Company contributed an aggregate of 221,087 shares of Class A Common Stock to the 401(k) Plan in 2005 in respect of matching grants. The 401(k) Plan is qualified under Section 401 of the Code so that contributions by employees and employer, if any, to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

Option Exchange Transactions

Terms of Option Exchange Transactions

On November 29, 2005, the Company entered into an exchange agreement with each of the named executive officers in the Summary Compensation Table. Pursuant to these exchange agreements, on November 29, 2005, such individuals exchanged an aggregate of 2,198,375 stock options, representing all of their respective outstanding and unexercised options, for an aggregate of 318,791 deferred stock units granted under our 2004 Equity Incentive Plan. Each deferred stock unit represents the right to receive one share of our Class B common stock shortly following the date of termination of the holder’s employment with the Company, to the extent the units have vested as of such date. The deferred stock units vest in equal installments on the first, second and third anniversaries of the date of award. Vesting is accelerated in the event of death or disability prior to termination of employment. The deferred stock units are subject to forfeiture if the grantee violates any of the restrictive covenants (confidentiality, non-disparagement) during employment or within one year thereafter.

On November 30, 2005, we offered employees of the Company and its subsidiaries (other than the named executive officers in the Summary Compensation Table) the right to exchange all stock options (vested and unvested) with exercise prices below $30.44 per share for restricted shares of the Company’s Class A common stock. In order to participate in this offer, employees were required to tender all of their options, regardless of when granted or the exercise price. Pursuant to the terms of the offer, tendered options with exercise prices of $30.44 or above were to be cancelled upon expiration of the offer, without the payment of any consideration. As of November 29, 2005, eligible employees held an aggregate of 949,776 options.

In connection with the closing of the exchange offer on December 30, 2005, we accepted for cancellation options to purchase 945,776 shares of our common stock, representing 99.58% of the options that were eligible to be tendered in the offer. In exchange for such cancelled options, effective as of December 30, 2005, we granted 158,992 restricted shares of our Class A common stock to participating employees. The restricted shares will vest in equal installments on the first, second and third anniversaries of the date of award. Vesting is accelerated in the event of death or disability prior to termination of employment. The restricted shares are subject to forfeiture if the grantee violates any of the restrictive covenants (confidentiality, non-disparagement) during employment or within one year thereafter.

The number of restricted shares for which a given number of options were exchanged in the option exchange offer was based upon the Compensation Committee’s good faith determination, in consultation with an independent compensation consultant, of the relative value of the options with exercise prices below $30.44 and the restricted shares at the time the determination was made. In determining these relative values, the Compensation Committee and the independent consultant utilized the Black-Scholes valuation model and considered such other information as they deemed relevant. The methodology used to determine the exchange ratios applied to calculate the number of deferred stock units received by the named executive officers in exchange for their options was the same methodology used to determine the exchange ratios applied to determine the number of restricted shares received by participants in the option exchange offer.

Background of Option Exchange Transactions

The Compensation Committee of our Board of Directors considers equity compensation to be a critical component of employee compensation. Equity compensation is intended to attract, retain, reward and motivate employees to align their interests with the interests of our stockholders though stock ownership.

As of November 29, 2005, all of our outstanding stock options, whether or not they were then vested and/or exercisable, had exercise prices that were higher than the then current fair market value of our common stock, thus substantially reducing their value as a means to retain, reward and motivate our employees.

The Compensation Committee considered a variety of alternatives to address the issue of reduced equity value in our compensation program. Ultimately, the Compensation Committee determined that the opportunity for option holders to choose between the more certain benefit associated with restricted shares and deferred stock units, and the potentially more valuable, though less certain, benefit employees would realize by retaining their options, would be valuable to employees. By giving our employees the opportunity to exchange their outstanding and unexercised options for restricted shares (or, in the case of the named executive officers in the Summary Compensation Table, for deferred stock units), the Compensation Committee believed that employee and stockholder interests would be better aligned than with out-of-the-money options, thereby creating an incentive for our employees to remain with us and contribute to meeting our business and financial objectives, as well as to create value for our stockholders.

Additionally, the Compensation Committee determined to authorize the described exchange offer and exchange agreements instead of lowering the price of existing stock options because a repricing of outstanding options may have resulted, under the financial accounting rules, in our recognition of significant charges in our financial statements that would have reduced our reported earnings, if any, for each fiscal quarter that the repriced options remained outstanding. This could have had a negative impact on our earnings and earnings per share, if any, and the price of our common stock. Additionally, by exchanging options for restricted shares and deferred stock units, we are reducing the number of shares of common stock subject to equity awards, thereby reducing potential dilution to our stockholders and freeing up additional shares for future equity awards.

Although the Compensation Committee approved the execution of the exchange agreements and the making of the exchange offer, neither the Compensation Committee nor our Board of Directors made any recommendation as to whether the named executive officers should enter into the exchange agreements or as to whether employees should or should not participate in the option exchange offer.

The following table sets forth information concerning the options exchanged by each of the named executive officers in the Summary Compensation Table pursuant to his or her exchange agreement:

Name	Date(1)	Number of Securities Underlying Options/SARs Repriced or Amended(2)	Market Price of Stock at Time of Repricing or Amendment(3)	Exercise Price at Time of Repricing or Amendment	New Exercise Price(4)	Length of Original Option Term Remaining at Date of Repricing (in years)
Vincent Young	11/29/05	3,642	$1.89	$38.57	—	5.2
	11/29/05	256,358	$1.89	$35.06	—	5.2
	11/29/05	16,260	$1.89	$33.83	—	1.0
	11/29/05	202,740	$1.89	$30.75	—	1.0
	11/29/05	20,405	$1.89	$26.95	—	2.9
	11/29/05	109,545	$1.89	$24.50	—	2.9
	11/29/05	8,504	$1.89	$22.48	—	4.4
	11/29/05	15,189	$1.89	$21.73	—	3.6
	11/29/05	131,496	$1.89	$20.44	—	4.4
	11/29/05	251,061	$1.89	$19.75	—	3.6
	11/29/05	260,000	$1.89	$15.08	—	5.9
	11/29/05	260,000	$1.89	$10.05	—	6.9
Deborah McDermott	11/29/05	40,000	$1.89	$35.06	—	5.2
	11/29/05	30,000	$1.89	$30.75	—	1.0
	11/29/05	20,000	$1.89	$24.50	—	2.9
	11/29/05	20,000	$1.89	$20.44	—	4.4
	11/29/05	22,000	$1.89	$19.75	—	3.6
	11/29/05	40,000	$1.89	$15.08	—	5.9
	11/29/05	40,000	$1.89	$10.05	—	6.9
James Morgan	11/29/05	66,000	$1.89	$35.06	—	5.2
	11/29/05	30,000	$1.89	$30.75	—	1.0
	11/29/05	33,000	$1.89	$24.50	—	2.9
	11/29/05	33,000	$1.89	$20.44	—	4.4
	11/29/05	157,125	$1.89	$19.75	—	3.6
	11/29/05	66,000	$1.89	$15.08	—	5.9
	11/29/05	66,000	$1.89	$10.05	—	6.9

(1)          The date the stock options were cancelled pursuant to the exchange agreements.

(2)          Represents the number of outstanding stock options cancelled on November 29, 2005. The options set forth in the table were exchanged for the following number of deferred stock units: for Mr. Young, 221,483; for Ms. McDermott, 31,942; and for Mr. Morgan, 65,366.

(3)          The closing price of our Class A common stock on The Nasdaq National Market on November 29, 2005, the date the stock options were cancelled.

(4)          Deferred stock units do not have an exercise price or term. Each deferred stock unit represents the right to receive one share of our Class B common stock shortly following the date of termination of the holder’s employment with the Company, to the extent the units have vested as of such date. The deferred stock units will vest in equal installments on the first, second and third anniversaries of the date of award.

Compensation Committee of the Board of Directors
David C. Lee, Chairman Alfred J. Hickey, Jr. Reid Murray

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006. Although stockholder ratification of the Audit Committee’s action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon such appointment. If the stockholders do not ratify the appointment of Ernst & Young LLP, the engagement of independent auditors will be reevaluated by the Audit Committee.

A proposal will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. A representative of Ernst & Young LLP is expected to attend the meeting and will be available to respond to appropriate questions from stockholders.

Fees for professional services provided by the Company’s independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, are as follows:

	2005	2004
Audit fees	$1,060,302	$1,373,725
Audit-related fees	95,251	189,920
Tax fees	278,500	1,067,700
All other fees	6,300	7,100
Total	$1,440,353	$2,638,445

Fees for audit services included fees associated with the annual audit, the audit of the Company’s internal controls over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, assistance with and review of documents filed with the Securities and Exchange Commission and comfort letters. Audit-related fees principally consisted of fees associated with the audit of the Company’s three benefit plans and assistance with matters related to the Sarbanes-Oxley Act. Tax fees included fees for tax compliance (in 2004) and fees for tax consultation services. All other fees consisted of fees associated with assisting the Company in the compilation of market information relating to certain of the Company’s stations for use in a survey conducted by the National Broadcasters Association.

The Audit Committee has adopted a policy that requires pre-approval of all audit, audit-related, tax services, and other services performed by the Company’s independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the committee at its next scheduled meeting.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

PROPOSAL THREE

STOCKHOLDER PROPOSAL RECOMMENDING THAT THE BOARD ARRANGE FOR THE
PROMPT SALE OF THE COMPANY TO THE HIGHEST BIDDER

The Company is advised that a stockholder intends to present the proposal set forth below for consideration and action by stockholders at the Annual Meeting. The name and address of this stockholder and the number of shares of Common Stock the stockholder has stated that he owns will be furnished to any stockholder by the Company promptly upon receipt by the Company of an oral or written request for such information. The text of the stockholder’s proposal and supporting statement is as follows:

Text of Stockholder Proposal

RESOLVED: That the shareholders urge the Board of Directors to arrange for the prompt sale of Young Broadcasting, Inc. to the highest bidder.

Supporting Statement

The purpose of this proposal is to allow Young Broadcasting, Inc. shareholders to send a message to the Board of Directors that they support the prompt sale of the Company to the highest bidder. This proposal is not binding on the Board of Directors of Young Broadcasting; however, if the proposal receives substantial support from the shareholders, the Board may choose to carry out the request set forth in the resolution.

I believe the chronically abysmal performance of Young Broadcasting’s stock should cause the shareholders and the Board to examine whether remaining a public company continues to make economic sense. I believe the substantial corporate overhead costs that the Company incurs each year (including executive salaries, Sarbanes-Oxley costs, etc.) add little if anything to the intrinsic value of our Company. I believe that the time has come for the shareholders to realize the fair value of their investment in Young Broadcasting. I further believe that continuing to operate under the current structure is destroying rather than creating shareholder value.

The prompt auction of Young Broadcasting, Inc. should be accomplished by any appropriate process the Board chooses to adopt, including a sale to the highest bidder whether in cash, stock or a combination of both. It is expected that the Board of Directors will uphold its fiduciary duties to the utmost during the process.

I URGE YOUR SUPPORT, PLEASE VOTE FOR THIS RESOLUTION.

The Company’s Statement in Opposition

The Board believes the proposed action is not in the best interest of the Company or its stockholders. Consistent with its fiduciary duties to the stockholders of the Company, the Board is firmly committed to maximizing long-term stockholder value. The Board believes that adoption and implementation of the proposed resolution is inconsistent with this commitment and would compromise the ability of the Board to fulfill its fiduciary duties. The Board unanimously opposes the view that the way to maximize value is to put the Company up for prompt sale in an auction process. The Board believes that a near term forced sale to the highest bidder would not properly recognize the long-term value of the Company and would therefore not be in the best interests of the Company and its stockholders.

The Board and management regularly evaluate ways in which to maximize long-term stockholder value. The Company periodically retains investment bankers and other third party advisers to make presentations to the Board concerning strategies for maximizing long-term stockholder value. The Board considers all available strategic and tactical options, including the conditions under which a sale of the Company should be considered.

Vote Required

The affirmative vote of the holders of a majority of the voting power of the shares of Class A common stock and Class B common stock, voting together as one class, that are present in person or by proxy at the Annual Meeting is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Richard C. Lowe, one of the Company’s directors, is a partner of the law firm of King & Ballow, which serves as the Company’s outside labor counsel.

COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership of such Common Stock with the Securities and Exchange Commission, and to file copies of such reports with the Company. Based solely upon a review of the copies of such reports filed with the Company, the Company believes that during 2005 such reporting persons complied with the filing requirements of said Section 16(a).

ANNUAL REPORT

The Company’s 2005 Annual Report is being mailed to stockholders together with this proxy statement. No part of such Annual Report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made. The Company will provide without charge to each of its stockholders, upon the written request of any such stockholders, a copy of its Annual Report on Form 10-K for the year ended December 31, 2005, exclusive of exhibits. Written requests for such Form 10-K should be sent to James A. Morgan, Secretary, Young Broadcasting Inc., 599 Lexington Avenue, New York, New York 10022.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

2007 STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for stockholder proposals for the 2007 Annual Meeting of Stockholders to be eligible for inclusion in the Company’s proxy statement, they must be received by the Secretary of the Company at the Company’s principal executive offices not later than December 1, 2006.

By Order of the Board of Directors,

JAMES A. MORGAN Secretary

March 31, 2006

ANNUAL MEETING OF STOCKHOLDERS OF

YOUNG BROADCASTING INC.

May 2, 2006

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,
“FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR
BLACK INK AS SHOWN HERE ☒

1.	Election of Directors	NOMINEES
		O	Alfred J. Hickey, Jr.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	David C. Lee
		O	Leif Lomo
		O	Richard C. Lowe
☐	FOR ALL EXCEPT	O	Deborah A. McDermott
	(See instructions below)	O	James A. Morgan
		O	Reid Murray
		O	Vincent J. Young

		FOR	AGAINST	ABSTAIN
2.	Proposal to Ratify selection of Ernst & Young LLP as Independent Auditors.	☐	☐	☐
3.	Stockholder proposal to arrange for the prompt sale of the Company to the highest bidder.	☐	☐	☐

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: /*/

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

YOUNG BROADCASTING INC.

599 LEXINGTON AVENUE
NEW YORK, NEW YORK 10022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Vincent J. Young and James A. Morgan, as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Class A Common Stock and Class B Common Stock of the undersigned at the 2006 Annual Meeting of Stockholders of Young Broadcasting Inc., to be held at the offices of KLFY-TV, 1808 Eraste Landry Road, Lafayette, Louisiana at 8:30 a.m., local time, on Tuesday, May 2, 2006, and any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, “FOR” PROPOSAL 2, “AGAINST” PROPOSAL 3 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on the reverse side)